Exhibit 3.18

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

LITTON BEVERLY CORPORATION, a corporation organized under the laws of the State of Nevada, by its Vice President and Assistant Secretary does hereby certify:

1. That the Board of Directors of said Corporation acting by unanimous written consent on the 26th day of November, 1986, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable.

RESOLVED, that Article FIRST of said Articles of Incorporation be amended to read as follows: “The name of the Corporation is INGALLS INTERNATIONAL SHIPBUILDING CORPORATION.”

2. That the number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is one thousand (1,000); that the said change and amendment has been consented to and authorized by the written consent of the sole stockholder holding all of the stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, the said LITTON BEVERLY CORPORATION has caused this certificate to be signed by its Vice President and

FILING FEE: $50.00

BY:        CT CORPORATION SYSTEM

              800 SO. FIGUEROA STREET

              SUITE 1000

              LOS ANGELES, CA. 90017

its Assistant Secretary and its corporate seal to be hereto affixed this 26th day of November, 1986.

LITTON BEVERLY CORPORATION

By	/s/ Joseph T. Casey
Joseph T. Casey
Vice President

By	/s/ Mabel B. Herring
Mabel B. Herring
Assistant Secretary

STATE OF CALIFORNIA	)
	)	SS.
COUNTY OF LOS ANGELES	)

On November 26, 1986, personally appeared before me, a Notary Public, JOSEPH T. CASEY and MABEL B. HERRING, who acknowledged that they executed the above instrument in their official capacity and as their official act and deed.

/s/ Notary Public
Notary Public